                                                                    EXHIBIT 99.1

                                   MARCA TEL

                         COMBINING FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1997 AND 1996
                         TOGETHER WITH AUDITORS' REPORT

                                   MARCA TEL

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-36
Combining Balance Sheets as of December 31, 1997 and 1996...  F-37
Combining Statements of Income (Loss) for the Years Ended
  December 31, 1997 and 1996................................  F-39
Combined Statements of Shareholders' Equity for the Years
  Ended December 31, 1997 and 1996..........................  F-40
Combined Statements of Cash Flow for the Years Ended
  December 31, 1997 and 1996................................  F-41
Notes to the Combining Financial Statements for the Year
  Ended December 31, 1997 and 1996..........................  F-42

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of

Marca Tel:

     We have audited the accompanying combined balance sheets of Marca Tel, S.A. de C.V., Marca Tel International, S.A. de C.V. and Grupo Marca Tel, S.A. de C.V. (collectively referred to as "the Company"), stated in U.S. dollars, as of December 31, 1997 and 1996, and the related combining statements of income, changes in shareholders' equity and cash flows for the years then ended. These combining financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1997 and 1996, and the results of their operations, their changes in shareholders' equity and their cash flows for the years then ended, in accordance with the accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN

Monterrey, N.L.
January 30, 1998

                                   MARCA TEL

                            COMBINING BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (U.S. DOLLARS)

                                     ASSETS

                                                  MARCA TEL         GRUPO
                                  MARCA TEL,    INTERNATIONAL,    MARCA TEL,                             COMBINED      COMBINED
                                 S.A. DE C.V.    S.A. DE C.V.    S.A. DE C.V.       ELIMINATIONS           1997          1996
                                 ------------   --------------   ------------   ---------------------   -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents....  $   100,378      $  295,414      $    8,363    $     --   $       --   $   404,155   $   199,495
  Accounts receivable..........    3,683,059              --              --          --           --     3,683,059            --
  Value added taxes............    5,714,074         650,768           2,209          --    1,104,737     5,262,314     3,466,561
  Affiliated companies.........      635,248       3,055,740         186,811          --    3,877,799            --            --
  Miscellaneous creditors......      784,844          36,413          52,261          --           --       873,518       722,490
                                 -----------      ----------      ----------    --------   ----------   -----------   -----------
         Total current
           assets..............   10,917,603       4,038,335         249,644          --    4,982,536    10,223,046     4,388,546
                                 -----------      ----------      ----------    --------   ----------   -----------   -----------
INVESTMENT IN SHARES...........           --              --       4,250,000          --           --     4,250,000     4,250,000
PROPERTY AND EQUIPMENT, net....   68,560,939       1,119,947         559,408          --           --    70,240,294    26,593,833
OTHER ASSETS...................    5,357,832           1,391         264,359     170,015    1,742,876     4,050,721     2,149,960
DEFERRED CHARGES...............    1,709,948              --              --          --           --     1,709,948     1,731,814
                                 -----------      ----------      ----------    --------   ----------   -----------   -----------
         Total assets..........  $86,546,322      $5,159,673      $5,323,411    $170,015   $6,725,412   $90,474,009   $39,114,153
                                 ===========      ==========      ==========    ========   ==========   ===========   ===========

    The accompanying notes are an integral part of this combined statement.

                                   MARCA TEL

                            COMBINING BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (U.S. DOLLARS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                 MARCA TEL         GRUPO
                                 MARCA TEL,    INTERNATIONAL,    MARCA TEL,                              COMBINED      COMBINED
                                S.A. DE C.V.    S.A. DE C.V.    S.A. DE C.V.       ELIMINATIONS            1997          1996
                                ------------   --------------   ------------   ---------------------   ------------   -----------
CURRENT LIABILITIES:
  Current portion of long-term
    debt......................  $         --     $       --      $  325,000    $       --   $     --   $    325,000   $   325,000
  Suppliers (Siemens).........    16,349,155             --              --            --         --     16,349,155    25,286,778
  Accounts payable............        71,456        643,485          13,495            --         --        728,436            --
  Affiliated companies........     3,055,741        186,811         635,248     3,877,800         --             --            --
  Taxes payable...............       607,312      1,425,308          17,943     1,056,978         --        993,585       102,748
  Other accrued liabilities...        34,895             --              --            --         --         34,895       950,697
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
         Total current
           liabilities........    20,118,559      2,255,604         991,686     4,934,778         --     18,431,071    26,665,223
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
LONG TERM DEBT:
  Banco Santander Mexicano,
    S.A.......................            --             --       2,744,096            --         --      2,744,096     2,870,833
  Suppliers (Siemens).........    49,086,608             --              --            --         --     49,086,608            --
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
         Total long term
           debt...............    49,086,608             --       2,744,096            --         --     51,830,704     2,870,833
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
         Total liabilities....    69,205,167      2,255,604       3,735,782     4,934,778         --     70,261,775    29,536,056
SHAREHOLDERS' EQUITY:
  Capital stock...............        29,496          6,567           6,634            --         --         42,697        42,697
  Advances for future capital
    increases.................    44,276,015      2,760,304       1,647,720            --         --     48,684,039    12,655,099
  Accumulated earnings
    (losses)..................   (26,964,356)       137,198         (66,725)    1,790,634    170,015    (28,514,502)   (3,119,699)
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
         Total shareholders'
           equity.............    17,341,155      2,904,069       1,587,629     1,790,634    170,015     20,212,234     9,578,097
                                ------------     ----------      ----------    ----------   --------   ------------   -----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY........  $ 86,546,322     $5,159,673      $5,323,411    $6,725,412   $170,015   $ 90,474,009   $39,114,153
                                ============     ==========      ==========    ==========   ========   ============   ===========

   The accompanying notes are an integral part of these combining statements.

                                   MARCA TEL

                     COMBINING STATEMENTS OF INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (U.S. DOLLARS)

                                            MARCA TEL,        GRUPO
                            MARCA TEL,    INTERNATIONAL,    MARCA TEL,                     COMBINED       COMBINED
                           S.A. DE C.V.    S.A. DE C.V.    S.A. DE C.V.   ELIMINATIONS       1997           1996
                           ------------   --------------   ------------   ------------   -------------   -----------
REVENUES:
     Net sales...........  $  5,915,946     $       --      $      --     $  (130,084)   $   5,785,862   $        --
     Income from
       administrative
       services..........            --      9,446,500             --      (9,446,500)              --            --
     Other income........            --        118,020       (118,020)             --               --            --
                           ------------     ----------      ---------     -----------    -------------   -----------
          Total
            revenues.....     5,915,946      9,446,500        118,020      (9,694,604)       5,785,862            --
     Cost of sales
       excluding
       depreciation and
       amortization......    10,341,476             --             --              --       10,341,476            --
                           ------------     ----------      ---------     -----------    -------------   -----------
          Gross profit
            (loss).......    (4,425,530)     9,446,500        118,020      (9,694,604)      (4,555,614)   (3,110,000)
OPERATING EXPENSES:
     Administrative
       expenses..........    18,061,631      8,780,129         14,697      (9,694,604)      17,161,853            --
     Depreciation and
       amortization......     2,573,366         98,507         40,084        (170,015)       2,541,942            --
                           ------------     ----------      ---------     -----------    -------------   -----------
          Operating
            income
            (loss).......   (25,060,527)       567,864         63,239         170,015      (24,259,409)   (3,110,000)
OTHER INCOME (EXPENSE):
     Interest expense....      (229,020)            --       (296,398)             --         (525,418)      (12,571)
     Interest income.....            --         10,114             --              --           10,114         2,872
     Other losses........    (2,102,380)      (154,035)      (137,507)             --       (2,393,922)           --
     Translation gain
       (loss)............     1,725,599         (1,705)       303,942              --        2,027,836            --
                           ------------     ----------      ---------     -----------    -------------   -----------
                               (605,801)      (145,626)      (129,963)             --         (881,390)       (9,699)
                           ------------     ----------      ---------     -----------    -------------   -----------
INCOME (LOSS) BEFORE
  PROVISION FOR INCOME
  TAXES..................   (25,666,328)       422,238        (66,724)        170,015      (25,140,799)           --
PROVISION FOR INCOME
  TAXES..................            --        254,004             --              --          254,004            --
                           ------------     ----------      ---------     -----------    -------------   -----------
          Net income
            (loss).......  $(25,666,328)    $  168,234      $ (66,724)    $   170,015    $ (25,394,803)  $(3,119,699)
                           ============     ==========      =========     ===========    =============   ===========

   The accompanying notes are an integral part of these combined statements.

                                   MARCA TEL

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (U.S. DOLLARS)

                                                     ADVANCES FOR                       TOTAL
                                          CAPITAL   FUTURE CAPITAL    CUMULATIVE    SHAREHOLDERS'
                                           STOCK      INCREASES         LOSSES         EQUITY
                                          -------   --------------   ------------   -------------
BALANCE, DECEMBER 31, 1995..............  $12,922    $        --     $         --   $     12,922
  Capital increase......................   29,775             --               --         29,775
  Net loss for the year.................       --             --       (3,119,699)    (3,119,699)
  Advances for future capital
     increases..........................       --     12,655,099               --     12,655,099
                                          -------    -----------     ------------   ------------
BALANCE, DECEMBER 31, 1996..............   42,697     12,655,099       (3,119,699)     9,578,097
  Net loss for the year.................       --             --      (25,394,803)   (25,394,803)
  Advances for future capital
     increases..........................       --     36,028,940               --     36,028,940
                                          -------    -----------     ------------   ------------
BALANCE, DECEMBER 31, 1997..............  $42,697    $48,684,039     $(28,514,502)  $ 20,212,234
                                          =======    ===========     ============   ============

   The accompanying notes are an integral part of these combined statements.

                                   MARCA TEL

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (U.S. DOLLARS)

                                                                  1997           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss for the year.....................................  $(25,394,803)  $ (3,199,699)
  Adjustments to reconcile net loss to cash provided by
     operating activities --
     Depreciation and amortization..........................     2,541,942             --
                                                              ------------   ------------
                                                               (22,852,861)    (3,199,699)
RESOURCES GENERATED BY OPERATIONS:
  (Increase) decrease in assets --
     Accounts receivable....................................    (3,730,873)            --
     Value-added taxes......................................    (1,905,290)    (3,575,132)
     Miscellaneous creditors................................      (170,958)      (745,118)
                                                              ------------   ------------
                                                                (5,807,121)    (4,320,250)
  Increase (decrease) in liabilities --
     Current portion of long-term debt......................         8,084        335,179
     Suppliers (Siemens)....................................    (8,424,715)    26,078,750
     Accounts payable.......................................       737,893             --
     Taxes payable..........................................       904,958        105,966
     Other accrued liabilities..............................      (904,043)       980,472
                                                              ------------   ------------
                                                                (7,677,823)    27,500,367
                                                              ------------   ------------
          Net cash (used in) provided by operating
             activities.....................................   (36,337,805)    19,980,418
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in shares......................................            --     (4,250,000)
  Property and equipment....................................   (45,870,208)   (26,593,833)
  Deferred charges and other assets.........................    (2,197,090)    (3,855,403)
                                                              ------------   ------------
          Net cash used in investing activities.............  $(48,067,298)  $(34,699,236)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank loans................................................  $   (126,737)  $  3,195,833
  Suppliers.................................................    49,086,608         29,775
  Advances for future capital increase......................    36,028,940     12,655,099
                                                              ------------   ------------
          Net cash provided by financing activities.........    84,988,811     15,880,707
  Effects of exchange rate changes on cash..................      (379,048)      (962,394)
                                                              ------------   ------------
          Net increase in cash and cash equivalents.........       204,660        199,495
  Cash and cash equivalents at beginning of year............       199,495             --
                                                              ------------   ------------
  Cash and cash equivalents at end of year..................  $    404,155   $    199,495
                                                              ============   ============
Supplemental cash flow disclosures:
  Cash paid during the period for --
     Interest...............................................  $  3,189,485   $     76,156
                                                              ============   ============
     Income taxes...........................................  $    186,921   $         --
                                                              ============   ============

   The accompanying notes are an integral part of these combined statements.

                                   MARCA TEL

                  NOTES TO THE COMBINING FINANCIAL STATEMENTS
                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of operations

     The principal activity of this group is to provide basic public telephone services of long distance calls through a concession valid for 30 years, granted in October 1995 by the Ministry of Communications and Transportation. Until December 1996, the Company was in its development stage period. In January 1997, the Company began the sale of services, primarily national and international long-distance calls.

  Basis of Combination

     The accompanying combined financial statements include the financial statements of Marca Tel, S.A. de C.V., Marca Tel International, S.A. de C.V. and Grupo Marcatel, S.A. de C.V. All material intercompany balances and transactions have been eliminated in combination.

  Basis for Translation

     The accounts of the companies are maintained in Mexican pesos.

     The combined balance sheet was remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" (SFAS-52). In this regard Mexico has been considered to be a highly inflationary economy, and accordingly, the functional currency of the Mexican operations is the U.S. dollar. The method of translating the Mexican combined financial statements was as follows:

          a. Quoted year-end exchange rates are used to remeasure monetary assets and liabilities.

          b. All other assets and shareholders' equity accounts are remeasured at the exchange rates in effect at the time the items were originally recorded.

          c. Revenues and expenses are remeasured at the average rates of exchange in effect during the year, except for depreciation and amortization, which are translated at the exchange rates in effect when the respective assets were acquired.

          d. Translation gains and losses arising from the remeasurement are included in the determination of net income in the period such gains and losses arise and have been distributed to the related income statement accounts.

  Use of estimates

     The accounting policies followed by the companies require management to make certain estimates and use certain assumptions to determine the valuation of some of the balances included in the financial statements and to make disclosures required to be included therein. Although the actual results may differ from those estimates, management believes that the estimates and assumptions used were appropriate in the circumstances.

  Adjustments to conform with accounting principles generally accepted in the United States

     Certain accounting practices applied by the companies that conform with the accounting principles generally accepted in Mexico do not conform with the generally accepted accounting principles in the United States. The accompanying financial statements have been prepared for use primarily in the United States and

                                   MARCA TEL

                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

reflect certain adjustments required to conform with the accounting principles generally accepted in that country.

  Cash and cash equivalents

     Cash and cash equivalents are primarily represented by short-term bank deposits, valued at market price (cost plus accrued interest).

  Investment in shares

     This investment is valued at cost, which approximates market or net realizable value (see Note 3).

  Property and equipment

     Property and equipment includes the costs of buildings and equipment. Additions, improvements and expenditures for repairs and maintenance that significantly add to the productive capacity or extend the life of an asset are capitalized; other expenditures for repairs and maintenance are charged to income.

     Depreciation is calculated under the straight-line method over the estimated remaining useful lives of the assets, which begin depreciating when the asset is completed or placed in service, whichever comes first.

  Pensions and other employee benefits

     The companies are liable for severance payments to employees terminating under certain conditions. The charge occurs in the period in which the payments are made and the companies are also liable for the payment of vested seniority premiums to employees with 15 or more years of service. At December 31, 1997 the companies had not recorded a liability for this concept primarily because they were in their first year of operation.

     Under the Mexican Labor Law, the companies are liable for separating payments to employees terminating under certain circumstances. The companies accrue for such costs when known.

     The companies have no other post-retirement or post-employment benefits which would require adjustment under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" or Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits".

  Capitalized interest

     Interest incurred with respect to long-term capital projects is capitalized and reflected as a reduction to interest expense. Such amount was $4,109,837 in 1997.

  Income taxes

     Deferred income taxes are calculated using the liability method for temporary differences between assets and liabilities for financial and tax reporting purposes.

  Financial instruments

     The companies have considered the disclosure provisions of Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, and Financial Instruments with Concentration of Credit Risk", as well as the provisions of Statement of

                                   MARCA TEL

                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments". The companies do not have any financial instruments, which would call for any additional disclosures under Statements 105 and 107. Furthermore, the fair value of the companies' financial instruments generally approximate the amounts at which they are carried on the balance sheet.

  Deferred charges

     This mainly corresponds to expenses incurred for improvements and remodeling of leased facilities in Monterrey and Guadalajara. These deferred charges are subject to amortization over 10 years.

  Other assets

     This corresponds to a fund (escrow account) created to finance part of the investments in assets that Siemens Aktiengesellschaft will perform by creating a contract to provide the telecommunications networks, including the systems equipment, fiber optics, labor structure, etc.

 2. PROPERTY AND EQUIPMENT:

     At December 31, the property and equipment consists of:

                                                         1997          1996
                                                      -----------   -----------
Land................................................  $   361,092   $   313,990
Building............................................    1,692,286       216,545
Furniture and fixtures..............................      592,302        88,551
Transportation equipment............................       46,933        32,997
Communication equipment.............................       32,525       690,348
Net construction, installation and equipment........   69,663,621    19,693,460
Advance to suppliers................................           --     5,557,942
                                                      -----------   -----------
          Total fixed assets........................   72,388,759    26,593,833
          Accumulated depreciation..................   (2,145,466)           --
                                                      -----------   -----------
                                                      $70,240,293   $26,593,833
                                                      ===========   ===========

     The fixed assets of the companies are given as collateral to Siemens, derived from the obligation that exists with its supplier as mentioned in Note 9.

 3. INVESTMENT IN SHARES:

     Grupo Marca Tel, S.A. de C.V. has an investment in shares corresponding to the purchase of shares of Inmobiliaria Mexicana del Noreste, S.A. de C.V., by means of a contract dated September 26, 1996, in which the Company acquires 99.99% of the shares issued and outstanding of the Company and .01% corresponds to Marca Tel International, S.A. de C.V. These shares were acquired with contract that provides for the shares to be held as collateral by the seller until the purchase price of such shares is to be paid in 60 monthly installments through September 2001 (see Note 4).

                                   MARCA TEL

                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

 4. LONG-TERM DEBT:

Maturity:
1998 (current portion).................................    $  325,000
                                                           ==========
1999...................................................       325,000
2000...................................................       325,000
2001...................................................     2,094,096
                                                           ----------
                                                           $2,744,096
                                                           ==========

     The loan corresponds to Banco Santander Mexicano, S.A. and is payable in 60 monthly payments of $27,083, at an annual interest rate of LIBOR + 4 points with a final payment of US$1,570,830 due on September 26, 2001.

     The loan is guaranteed with the shares of Inmobiliaria Mexicana del Noreste, S.A. de C.V.

5. TAX ENVIRONMENT:

  Income and asset tax regulations

     The companies are subject to income taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated values and the deduction of purchases in place of cost of sales, which permit the deduction of current cost, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component. The income tax rate in effect is 34% over taxable income.

     Since 1996 was the start-up period of the companies, they will not be subject to asset tax until 2000.

     At December 31, 1997 the companies had available tax loss carryforwards totaling $23,645,893 expiring in 2006 and 2007, which will be indexed through the date used. Since there is no assurance that sufficient taxable income will be generated in the future to utilize these tax loss carryforwards, no related deferred tax benefits have been recorded.

     The provisions for income taxes have been determined on the basis of the taxable income of each individual company.

     Mexican law requires the payment to employees of 10% of the Company's taxable income, excluding certain adjustments for inflation. These amounts are treated as compensation expense and are reflected in the appropriate income statement captions in the accompanying financial statements. The employee profit sharing expense in 1997 in Marcatel International, amounted $57,678.

6. SHAREHOLDERS' EQUITY:

     At December 31, 1997, the combined capital stock consists of 2,000 ordinary nominative shares, completely subscribed and paid, with a par value of 100 Mexican pesos each which corresponds to the fixed portion of the capital stock. The variable portion is unlimited.

     In accordance with the companies' bylaws, shares are divided into two series, classified as series "A" and "B". "Series A" represents the minimum fixed capital in a proportion of 51% of the total capital stock and can only be owned by Mexican individuals or entities and "Series B" represents the remaining variable capital of free subscription.

     In an Extraordinary General Shareholders' Meeting held on January 12, 1996 and protocolized on January 10, 1997, an increase in the capital stock of Marca Tel, S.A. de C.V. was approved with the issuance

                                   MARCA TEL

                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

of 15,300 series "A-1" shares and 14,700 series "B-1" shares amounting to $5,000,000 (five million of Mexican Pesos). These shares remain deposited in the treasury of the Company for its subsequent subscription and payment. No increase in capital stock has been made as of the date of the issuance of these financial statements.

     During 1996 and 1997, the shareholders made advances for future capital increases.

7. COMMITMENTS AND GUARANTEES:

     At December 31, 1997, Marca Tel, S.A. de C.V. had the following commitments and guarantees:

          (a) Long-term contract with its principal supplier (Siemens) to carry out a turnkey project in order to establish a telecommunications system in Mexico. This supplier is in charge of installing and supplying the equipment and the information system to perform communication activities for external users. The commercial contract with Siemens amounts to $74,539,537, of which $49,086,608 has been spent, as of December 31, 1997 and is shown in the balance sheet in accounts payable to suppliers. The dollar denominated liability with Siemens bears interest at an annual rate of 11%, which is recorded under other accounts payable. As of the date of operation and of the license granted by the Ministry of Communications and Transportation, fixed assets and accounts receivable from customers have been pledged as collateral.

          (b) A collateral agreement was executed on December 20, 1996, whereby the shareholders of Progress International, L.L.C. and Formento Radio Beep, S.A. de C.V. and Mr. Gustavo Mario de la Garza Ortega pledged the 1,000 shares of the capital stock of the association they own to Siemens Aktiengesellschaft and Siemens, S.A. de C.V.

     An agreement was executed on February 28, 1997 among the above mentioned shareholders and Siemens Aktiengesellschaft and Siemens, S.A. de C.V., whereby it was decided to terminate the collateral agreement dated December 20, 1996, given an irrevocable administration and collateral trust was established on that same date among the shareholders of Progress International, L.L.C. and Fomento Radio Beep, S.A. de C.V. and Mr. Gustavo Mario de la Garza Ortega, acting as trustees in second lien; Bancomer, S.A., Institucion de Banca Multiple and Grupo Financiero Bancomer, Trust Division, acting as trustors and Siemens Aktiengesellschaft and Siemens Credit Corporation, acting as trustees in first lien, whereby the trust held the 1,000 shares of the capital stock of the association owned by the shareholders.

8. CONTINGENCIES:

     In June 1997, through the Federal Telecommunications Commission (COFETEL), the Ministry of Communications and Transportation issued an administrative resolution establishing costs of interconnection projects relative to signaling, pre-subscription and numbering that must be recovered by Telefonos de Mexico, S.A. de C.V. and Telefonos del Noroeste, S.A. de C.V. in operating their local services.

     According to the official resolution, each company participating in the long-distance telephone service in Mexico must pay the aforementioned companies an amount to be determined by an expert hired by COFETEL. Such payment will be based on various variables such as: recorded cross minutes, market share, total ratio of ports owned by the company to the overall amount of ports existing in Mexico. As of December 31, 1997, the companies' relative contingent liability amounted to US$37,157,883 which must be paid to Telefonos de Mexico and Telefonos del Noroeste over a seven-year period, starting on January 1, 1998.

     Since some telephone companies have expressed dissatisfaction with the COFETEL resolution, and to this date payments have not been made, although the related liabilities have been recorded.

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
                                   MARCA TEL

            NOTES TO THE COMBINING FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
                            (STATED IN U.S. DOLLARS)

9. SITUATION OF DISSOLUTION:

     At December 31, 1997, Marcatel, S.A. de C.V. and Grupo Marcatel, S.A. de C.V. had accumulated losses exceeding two-thirds of their capital stock, which places them in a situation of technical bankruptcy. In order for any related action to be taken, a dissolution order must be approved by the shareholders or requested by an interested third party through a judicial order.

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